Exhibit 5.1

November 24, 2015

WGL Holdings, Inc.

101 Constitution Avenue, N.W.

Washington, D.C. 20080

Re:	Registration Statement on Form S-3 Relating to the
Registration of Common Stock

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Corporate Secretary of WGL Holdings, Inc. (the “Company”), I submit this opinion of counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission by the Company on the date hereof under the Securities Act of 1933, as amended (the “Act”), including the prospectus included therein (the “Prospectus”). The Registration Statement registers an indeterminate number of shares of common stock, no par value, of the Company (“Common Stock”) that may be issued from time to time by the Company. The Registration Statement provides that the Common Stock may be offered from time to time on terms to be set forth in one or more supplements to the Prospectus.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

For purposes of this opinion I have assumed that (i) at the time of any offer, issuance and sale of the Common Stock, the Registration Statement and any amendments thereto (including post-effective amendments) will remain effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (ii) all Common Stock will be issued in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; and (iii) the Common Stock will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation, as amended and supplemented.

Based on the foregoing and subject to the qualifications and limitations expressed below, I am of the opinion that:

When the Registration Statement has become effective under the Act and when shares of Common Stock have been issued and paid for as contemplated in the Registration Statement, the supplement or supplements to the Prospectus included therein and the applicable definitive distribution, purchase, underwriting or similar agreement; and if all the foregoing actions are taken pursuant to authority granted in duly adopted resolutions of the Company’s Board of Directors, and so as not to violate any applicable law, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Common Stock will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the prospectus included in the Registration Statement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Leslie T. Thornton

Leslie T. Thornton
Senior Vice President, General Counsel and
Corporate Secretary